Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF JUNE 30, 2016

BALANCE SHEETS, ACCOMPANYING SCHEDULES, AND

RESPONSES TO QUESTIONS SUBMITTED

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o KRISTINE DICKSON, EXECUTIVE VICE PRESIDENT—FINANCE
1271 AVENUE OF THE AMERICAS
40th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: September 22, 2016

Quarterly Financial Report as of June 30, 2016 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under the Key Documents tab and the Responses to Questions Submitted category

Quarterly Financial Report as of June 30, 2016 (Unaudited)

I. Schedule of Debtors

The twenty three entities listed below (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. As of the date hereof, the following Debtors’ chapter 11 cases remain open:

	Case No.	Date Filed (“Commencement Date”)
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l (“Lux Resi”)	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
Merit LLC (“Merit”)	09-17331	12/14/2009

The following Debtors’ chapter 11 cases were closed on January 28, 2016, pursuant to a final decree entered by the Bankruptcy Court (Docket No. 51920):

	Case No.	Date Filed	Date Closed
LB 745 LLC	08-13600	9/16/2008	1/28/2016
PAMI Statler Arms LLC	08-13664	9/23/2008	1/28/2016
CES Aviation LLC	08-13905	10/5/2008	1/28/2016
CES Aviation V LLC	08-13906	10/5/2008	1/28/2016
CES Aviation IX LLC	08-13907	10/5/2008	1/28/2016
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009	1/28/2016
LB Somerset LLC	09-17503	12/22/2009	1/28/2016
LB Preferred Somerset LLC	09-17505	12/22/2009	1/28/2016

Quarterly Financial Report as of June 30, 2016 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, and Accompanying Schedules (collectively, the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), and the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals;

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

The majority of the Company’s short-term investments mature by September 30, 2016.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of June 30, 2016:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

($ in millions)	LBHI	LBSF	LCPI	Other	Total

Reserves for Claims:
Disputed unsecured claims (1)	$1,060	$943	$0	$277	$2,281	$—	$2,281
Tax claims (2)	0	25	—	4	29	—	29
Distributions on Allowed Claims (not remitted) (3)	112	0	0	1	113	—	113
Secured, Admin, Priority Claims and Other	64	15	1	8	88	—	88

Subtotal, Claims Reserves	1,236	984	1	290	2,511	—	2,511

Citigroup and HSBC (4)	2,034	—	—	—	2,034	—	2,034
Other (5)	178	1	0	25	204	37	240

Total	$3,448	$984	$1	$315	$4,749	$37	$4,786

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the tenth Plan distribution on June 16, 2016. Amounts of claim reserves at LBSF exclude amounts invested in loans to LBHI in the amounts of $338 million (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets).

(2)	The $29 million reserved at LBSF and LBCC represents the cash reserve for non-income tax matters.

(3)	Includes (i) $74 million related to the Office of Foreign Asset Control (“OFAC”) and (ii) $39 million related to other open items.

(4)	Represents cash deposited prior to the Commencement Date by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”) ($2,008 million) and HSBC Bank PLC (“HSBC”) ($26 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties because these institutions have asserted claims. On September 8, 2016, the Company and HSBC entered into a settlement agreement (refer to Note 13 – Legal Proceedings for additional information). As a result, the Company will receive approximately $23 million from HSBC and HSBC will retain the remaining approximately $3 million. The Company commenced litigation against Citigroup regarding these deposits.

(5)	Includes: (i) $89 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $55 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (iii) $96 million of various miscellaneous items.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of June 30, 2016 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of March 31, 2016:

		(Activity 04/01/16—06/30/16)

	Inventory as of	Recovery		Inventory as of
$ in millions	March 31, 2016	Value Change (1)	Cash Activities (2)	June 30, 2016
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$34	$0	$(0)	$34
Lehman Commercial Paper Inc.	195	(4)	(68)	124

Subtotal Debtors	229	(4)	(68)	158
Debtor-Controlled	267	(3)	(86)	178

Total Commercial Real Estate	497	(7)	(153)	336

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	62	3	(3)	61
Lehman Commercial Paper Inc.	88	48	(59)	76

Subtotal Debtors	149	50	(62)	137
Debtor-Controlled	31	1	(2)	31

Total Loans and Residential Real Estate	180	51	(64)	168

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	0	0	(0)	0
Lehman Commercial Paper Inc.	3	—	—	3

Subtotal Debtors	3	0	(0)	3
Debtor-Controlled	1,099	(37)	(238)	823

Total Private Equity / Principal Investments	1,102	(37)	(239)	826

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	363	58	(289)	133
Lehman Brothers Commodity Services Inc.	30	0	(30)	—
Lehman Commercial Paper Inc.	—	0	(0)	—
Lehman Brothers OTC Derivatives Inc.	—	0	—	0
Lehman Brothers Derivative Products Inc.	—	(2)	2	—

Subtotal Debtors	393	56	(316)	133
Debtor-Controlled	1	0	—	1

Total Derivative Receivables and Related Assets	393	56	(316)	133

Totals	$2,172	$63	$(772)	$1,463

(1)	Represents adjustments to recovery values based on changes in market prices, realized gains or losses from asset sales in excess or below previously recorded recovery values, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.

(2)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate-related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value, and third party analyses.

As of June 30, 2016, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $336 million. Between March 31, 2016 and June 30, 2016, the Company:

•	monetized $158 million of inventory, primarily from the sales of (i) a hospitality property at LCPI, and (ii) residential land and an office building at PAMI Holdings LCC; and

•	incurred $5 million of non-operating costs, primarily for asset improvements and/or transaction-related costs.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, residential whole loans and residential mortgage-backed securities.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions.

Potential future recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements (refer to the Balance Sheets as of December 31, 2013, Docket No.43916, for additional information) are excluded from estimated recovery values, as the outcomes, many of which are subject to litigation, are uncertain and contingent upon various legal factors outside of the Company’s control.

As of June 30, 2016, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at $168 million. Between March 31, 2016 and June 30, 2016, the Company (i) increased the estimated recovery value for the portfolio by $51 million, and (ii) monetized $64 million of inventory, primarily through the paydown of Icopal Group term loans of $50 million.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

As of June 30, 2016, the Company estimated the aggregate remaining recovery value for the Private Equity / Principal Investments portfolio at $826 million. Between March 31, 2016 and June 30, 2016, the Company:

•	monetized $239 million of inventory, primarily related to sales of various direct investments, including both publicly-traded and privately held positions, as well as distributions from limited partnership interests; and

•	decreased the estimated recovery value for the portfolio by $37 million, primarily driven by mark-to-market changes on publicly held positions.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Private Equity / Principal Investments (continued)

In September 2016, Liberty Media Corporation announced an agreement to acquire Formula One for a combination of cash, publicly traded equity securities, and notes exchangeable into such securities. LB I Group’s share of the announced deal value was approximately $530 million.

Derivative Assets and Derivatives Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For derivative litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivative claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivative claims recorded by LBSF include: (i) JPM claims transferred to LBHI pursuant to the Collateral Disposition Agreement with JP Morgan Chase Bank N.A. (including its affiliates, “JPM”) effective March 31, 2010 (“CDA”)

(refer to Note 6 in the Balance Sheets as of December 31, 2015 for additional information), and (ii) LBSF’s obligations under the RACERS swaps (refer to Section IV.I.b of the Disclosure Statement).

As of June 30, 2016, the Company estimated the aggregate remaining recovery value for the Derivatives portfolio at $133 million. Between March 31, 2016 and June 30, 2016, the Company:

•	collected $201 million and $30 million at LBSF and LBCS, respectively, from the JPM Settlement; and

•	collected an additional $85 million from mediations and other settlements related to special purpose vehicles and various other counterparties; and

•	increased the estimated recovery value for the portfolio by $56 million.

As of June 30, 2016, the Company estimated aggregate Derivative liabilities, before any distributions, at $24.1 billion.

Hedging Programs

The Company conducts hedging programs to protect (i) against the loss of value of a portion of certain foreign affiliate receivables and real estate assets due to fluctuations in foreign exchange rates, and (ii) the value of certain derivatives transactions that have not been terminated by counterparties.

As of June 30, 2016, the Company’s currency hedging program included hedges against movements in the Euro, British pound, and Swiss franc, primarily related to certain foreign currency exposures in Receivables from Non-Controlled Affiliates. Total notional amounts hedged related to Receivables from Non-Controlled Affiliates were approximately €936 million, £1,023 million, and CHF 183 million.

As of June 30, 2016, the cash posted as collateral, net of gain or losses on hedging positions, for the Company’s foreign currency hedging program of $157 million and Derivatives hedging activities of approximately $11 million is reflected on the Company’s Balance Sheets in “Receivables from Controlled Affiliates and Other Assets” and “Derivatives Receivables and Related Assets”, respectively.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 6 – Subrogated Receivables from Affiliates and Third Parties

JPM Settlement Agreement

On January 25, 2016, LBHI and certain Controlled Affiliates and JPM entered into a Settlement Agreement (the “JPM Settlement”) which provides for, among other things, the net cash payment by JPM to LBHI, LBSF and LBCS totaling $1.42 billion, the release of JPM’s lien on a collateral account, per the CDA, holding $76 million, and the final allowed amounts of the JPM derivatives claims. The following table summarizes the impact of the JPM Settlement on the Company receivables and cash, which is recorded in the Balance Sheets:

$ in millions	Subrogated Receivables as of 12/31/15	Claims with Controlled Entities (4)	Adjustments (5)	Subrogated Receivables as of 3/31/16	Cash Received on 5/17/16	Subrogated Receivables as of 6/30/16
LBHI
Lehman Brothers Special Finance	$1,636	$(633)	$60	$1,063	$(1,061)	$2
Lehman Brothers Commercial Corp	125	(20)	—	104	(104)	—
Lehman Brothers Finance S.A.	39	—	(39)	—	—	—
Lehman Brothers Holdings Japan Inc	59	—	(59)	—	—	—
Lehman Brothers Treasury Co. B.V.	14	—	—	14	—	14
Real Estate Private Equity Inc.	19	—	(0)	18	—	18
Lehman Brothers Commodity Services Inc.	0	(7)	7	0	—	0
Other (2)	97	—	(67)	30	(25)	5

Total LBHI	1,988	(661)	(98)	1,229	(1,190)	40

LBCS (1) (3)	—		30		(30)	—
Derivative Claims

LBSF (1)	—		201		(201)	—

Derivative Claims

Total Cash Collected					$(1,420)

(1)	The JPM Settlement resulted in a reduction of the Liabilities Subject to Compromise at LBSF, LBCS and LBCC of approximately $264 million.

(2)	Includes adjustments related to asserted claims by JPM that were previously provisionally satisfied by LBHI pursuant to the CDA.

(3)	LBCS was allowed a Class 4A claim for $29.7 million against LBSF in May 2016, which is reflected in Due from Affiliates - Debtors and Debtor-Controlled Entities.

(4)	LBHI was allowed Class 4A claims against LBSF, LBCC and LBCS in May 2016, which are reflected in Due from Affiliates - Debtors and Debtor-Controlled Entities.

(5)	Includes the reclassification of LBHI’s gross claims, net of cash distributions, against Lehman Brothers Finance S.A. and Lehman Brothers Holding Japan Inc. of $39 million and $59 million, respectively, from Subrogated Receivables from Affiliates and Third Parties to Receivables from Debtors and Debtor-Controlled Entities and Other Assets at recovery value.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $2.3 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $516 million of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of June 30, 2016:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$300	$—	$—	$300	$—	$300
Secured Notes (2)	—	—	338	908	1,245	69	1,314
Fundings and other activites (3)	215	1	0	4	219	460	679

Receivables from Debtors and Debtor-Controlled Entities	215	301	338	911	1,765	529	2,293

Receivable related to Fenway (4)	90	—	—	—	90	—	90
Affiliate Claims (5)	169	1	26	1	197	0	197
Collateral Posted on Hedges	152	5	—	—	157	—	157
Other	20	0	(0)	0	20	51	71

Total Other Assets	432	6	26	1	465	51	516

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$647	$307	$364	$912	$2,229	$580	$2,809

(1)	Represents Private Equity/Principal Investment assets encumbered by LB I Group Inc. for the benefit of LCPI.

(2)	Includes (i) loans from LOTC of $551 million, LBCC of $241 million and a Debtor-Controlled Entity of $69 million to LBHI, secured by LBHI assets; (ii) a loan from LBFP to LCPI of $115 million, secured by LCPI assets; and (iii) an investment of $338 million of LBSF’s cash reserves for disputed claims in secured notes issued by LBHI.

(3)	Includes (i) $211 million of cash collections at LCPI for the benefit of LCPI Properties Inc., a wholly owned subsidiary of LCPI; (ii) $187 million related to a promissory note issued by LBHI to a Debtor-Controlled Entity, LBHK Funding (Cayman) No.1 Ltd, of which LBHI is the ultimate economic beneficiary; (iii) $166 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; and (iv) $49 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

(4)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $140 million of payments received by LBHI as a result of Plan distributions.

(5)	Includes (i) $161 million of affiliate claims acquired through settlements with third parties valued at estimated recoveries, net of distributions; and (ii) $37 million from a total return swap related to future distributions on LBI claims held by LBHI; LBHI has recorded an offsetting payable of $37 million in Payables to Controlled Affiliates and other liabilities.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated on a quarterly basis to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio, and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among Debtors based on outstanding unresolved claims and estimated future distributions.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 8 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs related to wind down, litigation and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of June 30, 2016 and the related activity since the previously filed Quarterly Financial Report as of March 31, 2016:

		Activity 4/1/16 - 6/30/16
$ in millions	As of March 31, 2016	Cash Receipts	Cash Distributions	Transfers / Claim Assignments	Withdrawal / Debt Forgiveness / Other (2)	As of June 30, 2016
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$29,405	$(949)	$—	$—	$(48)	$28,408
Lehman Commercial Paper Inc.	4,944	(40)	—	—	0	4,903
Lehman Brothers Special Financing Inc.	512	(7)	—	—	(0)	505
Other Debtors	601	(20)	—	—	1	581

Subtotal Debtors	35,461	(1,016)	—	—	(46)	34,396

Debtor-Controlled	4,111	(47)	—	(5)	1	4,060

Total	$39,572	$(1,063)	$—	$(5)	$(45)	$38,457

Due To Controlled (1)
Debtors:
Lehman Brothers Holdings Inc.	$4,370	$—	$(50)	$(5)	$1	$4,316
Lehman Commercial Paper Inc.	4,055	—	(77)	—	0	3,978
Lehman Brothers Special Financing Inc.	10,997	—	(514)	—	(0)	10,482
Other Debtors	877	—	(42)	—	0	836

Subtotal Debtors	20,299	—	(683)	(5)	1	19,611

Debtor-Controlled	12,368	—	(281)	—	(47)	12,040

Total	$32,667	$—	$(964)	$(5)	$(46)	$31,651

(1)	“Due to Debtors and Debtor-Controlled Entities” balances are reflected in Liabilities Subject to Compromise on the June 30, 2016 Balance Sheets.

(2)	Primarily includes debt forgiveness and claim withdrawals resulting from the dissolution of certain Debtor-Controlled Entities.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of June 30, 2016:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$184	$(10,097)	$131	$(3,555)	$73	$(350)	$388	$(14,001)
LB Special Financing Inc	10,097	(184)	—	—	98	(246)	284	(36)	10,478	(466)
Lehman Commercial Paper Inc	3,555	(131)	246	(98)	—	—	150	(348)	3,951	(576)
Structured Asset Securities Corp	220	—	0	—	—	(149)	—	—	220	(149)
LB Commodity Services Inc	88	(41)	—	(271)	—	(1)	—	(0)	88	(314)
LB Commercial Corporation	41	(15)	36	—	104	—	0	—	183	(15)
Merit, LLC	—	(15)	—	(13)	158	—	—	0	158	(27)
LB OTC Derivatives Inc	0	(0)	0	—	—	—	—	—	0	(0)
Other Debtors	0	(3)	0	—	86	(0)	0	—	86	(3)
RACERS Claims (1)	889	—	—	—	—	—	—	—	889	—

Total Debtors	$14,890	$(388)	$466	$(10,478)	$576	$(3,951)	$507	$(734)	$16,439	$(15,551)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,493)	—	(0)	2,540	—	0	—	2,540	(2,493)
LB Pass-Through Securities Inc	175	—	—	—	93	—	—	—	268	—
LCPI Properties Inc	0	(503)	—	—	—	(0)	—	(0)	0	(503)
LB I Group Inc:
LB I Group Inc (PCO)	1,923	(28)	8	—	54	(1)	(0)	(0)	1,985	(29)
LB Offshore Partners Ltd	366	—	—	(0)	1	—	0	—	367	(0)
DL Mortgage Corp	—	(187)	0	—	768	—	—	—	768	(187)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	794	(88)	—	(2)	—	—	—	(86)	794	(176)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	182	(36)	—	—	—	—	—	—	182	(36)
Other:
Pami Ali LLC	1,797	(65)	1	—	838	(2)	—	(0)	2,636	(68)
Luxembourg Finance Sarl	904	—	28	—	—	—	73	—	1,005	—
Real Estate Private Equity Inc	595	—	—	—	—	—	—	—	595	—
SMF No.1 Limited	193	—	—	—	—	—	—	—	193	—
Repe LBREP II Holdings, L.P.	198	—	—	—	—	—	—	—	198	—
Lehman Brothers Global Services Inc.	58	—	—	(0)	—	(0)	—	(0)	58	(0)
LB Private Equity Advisers LLC	—	(87)	—	(0)	—	—	—	—	—	(88)
Other	416	(440)	1	(1)	33	(24)	(0)	(15)	450	(481)
LB Re Financing No.1 Limited	5,918	—	—	—	—	—	—	—	5,918	—

Total Debtor-Controlled Entities	$13,518	$(3,929)	$38	$(4)	$4,327	$(27)	$73	$(101)	$17,957	$(4,060)

Total	$28,408	$(4,316)	$505	$(10,482)	$4,903	$(3,978)	$581	$(836)	$34,396	$(19,611)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of June 30, 2016:

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Debtors:
Lehman Brothers Holdings Inc.	$2,996	$(175)	$215	$(2,289)	$88	$(794)	$36	$(182)	$593	$(4,161)
Lehman Commercial Paper Inc.	—	(2,633)	1	(823)	—	—	—	—	26	(871)
Lehman Brothers Special Financing Inc.	—	—	—	(8)	2	—	—	—	1	(30)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	86	—	—	—	—	—

Total Debtors	$2,996	$(2,808)	$216	$(3,120)	$176	$(794)	$36	$(182)	$621	$(5,062)

Debtor-Controlled:
314 Commonwealth Ave Inc	$45	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	—	—	—	(45)	—	—	229	—
Repe LBREP III LLC (1)	—	—	—	—	—	—	—	—	120	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	—	—	220	—
LB I Group Inc.	—	—	—	—	—	—	—	—	—	(300)
LCPI Properties Inc.	—	—	—	—	—	—	—	—	—	(168)
Pami ALI LLC	168	(229)	300	—	—	—	—	—	—	(340)
Other	26	(0)	28	(6)	0	(2)	27	(22)	10	(119)

Total Debtor-Controlled Entities	$240	$(229)	$328	$(6)	$0	$(47)	$27	$(22)	$580	$(927)

Total	$3,236	$(3,037)	$544	$(3,127)	$176	$(841)	$62	$(204)	$1,200	$(5,989)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
Lehman Brothers Holdings PLC	—	—	—	—	—	—	152	(53)	2	—
Lehman Brothers Asia Holdings Limited	—	—	—	(23)	—	—	12	(18)	0	(340)
LB UK RE Holdings Limited	—	—	—	—	6	—	—	—	—	—
Other	0	—	1	(1)	—	—	101	(3)	56	(27)

Total	$0	$—	$1	$(25)	$6	$—	$342	$(74)	$808	$(367)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of June 30, 2016 and the related activity since the previously filed Quarterly Financial Report as of March 31, 2016:

		Activity 4/1/16—6/30/16
$ in millions	As of March 31, 2016	Cash Receipts	Cash Distributions	Claim Assignments	Plan Related Adjustments	Other (1)	As of June 30, 2016
Due From Non-Controlled
Debtors:
Lehman Brothers Holdings Inc.	$19,448	$(153)	$—	$123	$—	$(431)	$18,987
Lehman Commercial Paper Inc.	136	(0)	—	—	—	(0)	136
Lehman Brothers Special Financing Inc.	1,252	(8)	—	—	—	(40)	1,204
Other Debtors	369	(1)	—	—	—	0	368

Subtotal Debtors	21,205	(163)	—	123	—	(471)	20,694

Debtor-Controlled	1,181		—	—	—	(24)	1,157

Total	$22,386	$(163)	$—	$123	$—	$(495)	$21,851

Due To Non-Controlled (2)
Debtors:
Lehman Brothers Holdings Inc.	$39,878	$—	$(461)	$—	$—	$(13)	$39,403
Lehman Commercial Paper Inc.	661	—	(11)	—	(0)	(0)	649
Lehman Brothers Special Financing Inc.	1,001	—	(25)	—	(1)	(0)	974
Other Debtors	91	—	(1)	—	—	(0)	91

Subtotal Debtors	41,630	—	(498)	—	(1)	(13)	41,117

Debtor-Controlled	468	—	—	—	—	(2)	466

Total	$42,099	$—	$(498)	$—	$(1)	$(16)	$41,583

(1)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate due to changes in foreign exchange rates. Other includes the impact from movements in foreign exchange rates of approximately $397 million.

(2)	“Due to Non-Controlled” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of June 30, 2016:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,241	$(23,766)	$699	$—	$—	$—	$109	$—	$3,049	$(23,766)
Lehman Brothers Finance S.A.	8,819	(710)	—	—	—	—	—	—	8,819	(710)
Lehman Brothers Bankhaus A.G.	1,201	(32)	—	(110)	—	(97)	24	—	1,225	(238)
LB UK RE Holdings Limited	663	—	—	—	—	—	—	—	663	—
Lehman Brothers (Luxembourg) S.A.	364	—	—	—	—	—	—	—	364	—
Thayer Properties Limited	191	—	—	—	—	(0)	—	—	191	(0)
LB (PTG) Ltd	153	—	—	—	0	—	—	—	153	—
LB (Luxembourg) Equity Finance S.A	53	(58)	—	—	—	—	—	—	53	(58)
Longmeade Limited	10	—	—	—	—	(59)	—	—	10	(59)
LB RE Financing No.2 Limited (2)	0	(4,672)	—	—	—	—	—	—	0	(4,672)
Lehman Brothers Limited	30	(250)	—	(2)	—	(1)	—	(0)	30	(254)
Lehman Brothers International (Europe) (3)	—	(775)	—	(555)	—	—	—	—	—	(1,329)
LB RE Financing No.3 Limited	—	—	468	—	—	—	—	—	468	—
Lehman Re Limited	—	—	—	—	—	—	—	(7)	—	(7)
Wood Street Investments Ltd	—	(190)	—	—	—	—	—	—	—	(190)
LB Holdings Intermediate 2 Ltd	—	(212)	—	—	—	—	—	—	—	(212)
LB UK Holdings Limited	—	(424)	—	—	—	—	—	—	—	(424)
Eldon Street Holdings Limited	—	(442)	—	—	—	(0)	—	—	—	(442)
Storm Funding Ltd	—	(103)	—	(3)	—	(44)	—	(0)	—	(150)
Asia
Lehman Brothers Asia Holdings Limited	3,266	(1)	—	—	—	—	—	(3)	3,266	(4)
LB Commercial Corp. Asia Limited	1,005	—	7	—	—	(1)	49	(54)	1,062	(55)
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—	—	—	366	—
LB Investments PTE Ltd	252	(1)	—	(3)	—	—	—	(0)	252	(4)
LB Asia Capital Company	25	—	29	—	133	—	148	—	336	—
LB Securities Asia Limited	0	(5)	—	—	—	—	—	—	0	(5)
Lehman Brothers Japan Inc.	6	(87)	—	(132)	—	—	19	—	25	(220)
Lehman Brothers Asia Limited	—	—	—	—	—	(0)	—	—	—	(0)
Other
Claims held by third parties (4)	—	(7,419)	—	(84)	—	(420)	—	(1)	—	(7,924)
Other	342	(256)	0	(85)	2	(28)	17	(24)	362	(393)

Total	$18,987	$(39,403)	$1,204	$(974)	$136	$(649)	$368	$(91)	$20,694	$(41,117)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.

(2)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are subsequently remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); FIN1 then pays these monies to LBHI to satisfy its obligations.

(3)	LBHI and Other Debtors own allowed claims against LBIE in the aggregate face amounts of £200 million and £69 million, respectively.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(4)	“Claims held by third parties” represent claims, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including:

($ in millions)
Orignal creditor	LBHI	LBSF	LCPI	Total Debtors
Lehman Brothers Bankhaus A.G.	$(5,108)	$—	$(244)	$(5,352)
Lehman Brothers Securities NV	(529)	(46)	—	(575)
Storm Funding Ltd	(606)	—	—	(606)
LB Asia Capital Company	(427)	—	—	(427)
Lehman Re Limited	(296)	(16)	(119)	(431)
LB Securities Asia Limited	(137)	—	—	(137)
Lehman Brothers Asia Limited	(130)	—	—	(130)
Lehman Brothers Futures Asia Limited	(62)	—	—	(62)
Lehman Brothers Asia holdings Limited	—	(22)	(56)	(78)
Other	(124)	—	(2)	(125)

Total Claims held by third parties	$(7,419)	(85)	$(420)	$(7,924)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims, receivables, and collections to date from Non-Controlled Affiliates:

$ in millions	Local Currency	Admitted Claims in Local Currency	Collections To Date in Local Currency (5)	Admitted and Unsettled Filed Claims in USD	Collections To Date in USD (5)	Net Receivables in USD
Europe
Lehman Brothers Finance S.A.	CHF	9,582	(1,027)	$9,870	$(1,050)	$8,819
Lehman Brothers Treasury Co B.V.	USD	4,342	(1,372)	4,342	(1,372)	2,969
Lehman Brothers Treasury Co B.V. (1)	Various	—	—	113	(33)	80
Lehman Brothers Bankhaus A.G.	EUR	203	(180)	225	(200)	25
Lehman Brothers Bankhaus A.G. - Assigned (2)	EUR	9,383	(8,299)	10,398	(9,197)	1,201
LB UK RE Holdings Limited	GBP	1,188	(683)	1,574	(905)	669
Lehman Brothers (Luxembourg) S.A.	EUR	759	(430)	841	(477)	364
LB Holdings Intermediate 2 Ltd (3) (4)	—	—	—	826	—	826
Lehman Brothers International (Europe)	GBP	350	(350)	466	(466)	—
LB RE Financing No.3 Limited	GBP	353		468	—	468
LB Commercial Mortgage Conduit Ltd	GBP	240	(190)	318	(251)	67
Thayer Properties Limited	GBP	172	(28)	227	(37)	191
LB (PTG) Ltd	GBP	170	(54)	225	(72)	153
Lehman Brothers Holdings Plc	GBP	160	(8)	211	(13)	198
LB (Luxembourg) Equity Finance S.A	EUR	96	(48)	106	(53)	53
Longmeade Limited	GBP	43	(16)	57	(21)	36
Asia
Lehman Brothers Asia Holdings Limited	HKD	82,330	(56,988)	10,623	(7,345)	3,278
LB Asia Capital Company	HKD	3,279	(672)	423	(87)	336
LB Asia Pacific (Singapore) PTE (4)	USD	366	—	366	—	366
LB Commercial Corp. Asia Limited	HKD	18,920	(10,652)	2,439	(1,373)	1,066
LB Investments PTE Ltd (4)	USD	456	(204)	456	(204)	252
LB Securities Asia Limited	HKD	2,023	(2,022)	261	(261)	0
Lehman Brothers Japan Inc.	JPY	17,249	(14,534)	167	(141)	26
GKI Development Inc.	KRW	103,363	(90,391)	90	(78)	11
Lehman Brothers Australia Ltd	AUD	111	—	83	—	83
Sail Investor PTE Ltd	USD	63	(57)	63	(57)	6
Other (6)				504	(197)	307

Total				$45,741	$(23,890)	$21,851

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(1)	Represents claims against LBT that were admitted in eight different currencies.

(2)	Includes gross claims against Lehman Brothers Bankhaus A.G. (“Bankhaus”) of € 9.314 billion that were assigned as a result of the Harmonizing Resolution (refer to Note 9(c) – Settlements with Non-Controlled Affiliates for further information), net of €7.823 billion of distributions received by owners of the claims prior to the assignment of the claims to LBHI.

(3)	“Admitted and Unsettled Filed Claims in USD” includes the unsettled historical receivable balances for filed claims which have not yet been admitted.

(4)	Includes allowed claims that are deemed subordinated against LB Asia Pacific (Singapore) PTE of $366 million and LB Investments PTE Ltd of $6 million. A filed subordinated claim by LB Holdings Scottish LP 3 of $6.139 billion against LB Holdings Intermediates 2 Ltd is fully reserved in the Balance Sheets.

(5)	“Collections to Date in Local Currency” and “Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(6)	LB Lease & Finance No.1 Ltd made a final distribution which included a distribution in kind of a £22.8 million claim against Lehman Brothers Limited that is included in “Other”.

(7)	Other claims against Lehman Brothers Finance S.A., Bankhaus, LBT and LBIE, acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets for additional information).

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables	from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $749 million (including $19 million of accrued interest) and $77 million (consisting of exclusively accrued interest), respectively. Accrued interest was computed through the date LBHI2 entered administration.

•	As recoveries on these receivables are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec”), nor any additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates (continued)

Bankhaus Creditors’ Settlement

On November 25, 2014, at the Bankhaus General Creditors Assembly Meeting, 99.5% of the Bankhaus creditors agreed to the “Harmonizing Resolution”, as follows:

Pursuant to bilateral agreements with LBHI, various Bankhaus creditors consented to, among other things, the resolution of the conflicting insolvency law issues, in particular section 44a of the German Insolvency Code, regarding the treatment of allowed claims in the Bankhaus insolvency proceedings and agreed to assign to LBHI their direct claims against Bankhaus after their claims have been satisfied in full through the combination of distributions from Bankhaus on their direct claims and distributions from LBHI on their guarantee claims. LBHI agreed on the allowance of counterparties’ guarantees against LBHI.

As of June 30, 2016, LBHI has (1) satisfied guarantee claims allowed against LBHI with a face value of

$10.3 billion, and (2) been assigned direct claims against Bankhaus that correspond to the satisfied guarantee claims with a face value of €9.3 billion. In addition, €140 million of unsecured claims against Bankhaus have been assigned to LBHI pursuant to purchase agreements with third parties.

In addition, LBHI purchased the remaining 0.5% of non-participating creditor claims.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 10 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $2.3 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $341 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of June 30, 2016:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$300	$300
Secured Notes (2)	1,199	115	—	—	1,314	—	1,314
Fundings and other activites (3)	245	268	10	9	532	146	679

Payables to Controlled Affiliates	1,445	383	10	9	1,847	446	2,293

Distributions on Allowed Claims (not remitted)	112	0	0	0	113	—	113
Misdirected wires	55	—	—	—	55	—	55
Other	62	12	(0)	1	74	99	173

Total Other Liabilities	230	12	0	1	242	99	341

Total Payables to Controlled Affiliates and other liabilities	$1,674	$395	$10	$10	$2,089	$545	$2,635

Refer to Note 7 - Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote explanations.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 11 – Taxes Payable

As of June 30, 2016, the Company has recorded an estimated $275 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Between March 31, 2016 and June 30, 2016, the Company reduced its tax estimate by approximately $40 million as a result of Federal and State audit progression. Taxes payable is net of any refund claims, deposits and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Federal Taxes

As shown in LBHI Form 10-K filings during the periods 2003-2007 and the May 31, 2008 Form 10Q filing, LBHI paid cash taxes of $4.6 billion and $0.5 billion, respectively. Of the $5.1 billion paid during these periods, approximately $1.0 billion was disbursed to the IRS. This $1.0 billion included (i) approximately $650 million related to prior audit periods (1993-2000), certain non-refundable taxes, and other items, and (ii) approximately $350 million of regular tax liability for the year 2006.

Of the $1.0 billion disbursed to the IRS, $520 million has been applied to various tax settlements leaving approximately $480 million on deposit at the IRS (as per the IRS’ amended proofs of claim filed December 31, 2014 (Docket No. 47684). This $480 million is composed of:

(i)	$312 million excess payments, net of adjustments, related to income tax year 2006,

(ii)	$126 million of refunds related to taxes and penalties, excluding interest, for settled issues during the period 1997-2000 (Motion No. 9019 – March 20, 2010), and

(iii)	$42 million related to foreign tax credit carrybacks for the year 2001.

Amended Proofs of Claim

The IRS filed interim amended proofs of claim on December 10, 2013 (Docket No. 41450) and

December 31, 2014 (Docket No. 47684) (together, the “Amended POC”) asserting an aggregate $419 million for taxes, penalties and interest due for the years 2001-2007. This $419 million includes:

(i)	$240 million of resolved income tax issues, estimated interest charges, estimated net impact of the five year NOL carryback, and the Stock Loan penalty,

(ii)	$150 million related to the Stock Loan litigation matter, and

(iii)	$29 million of resolved non-income tax issues.

The Amended POC does not reflect the interim Stock Loan settlement in May 2014, which abated the Stock Loan penalty of $64 million.

Audit Periods 2008-2010

The IRS is currently auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Estimated amounts due to the IRS are reflected in the estimated taxes payable.

Right of Set-Off

The IRS has asserted its right of set-off against the $480 million remaining on deposit, as described above, for the $419 million in the Amended POC and may also assert a right of set-off related to audit periods 2008-2010 and subsequent.

Debtor Allocation Agreement

In accordance with the DAA, which become effective on the Effective Date, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the Debtors and Debtor-Controlled Entities (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 12 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of June 30, 2016 by claim category, and the changes in estimates since the previously filed Quarterly Financial Report as of March 31, 2016:

($ billions)		Quarter Ending June 30, 2016			June 30, 2016 Claims Balance
Claim Category	March 30, 2016 Claims Balance	Allowed Claims	Change in Estimated Active Claims	June 30, 2016 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	24.1	0.7	(0.7)	24.1	0.0	0.0	21.6	2.4
Other	13.6	0.0	(0.0)	13.6	6.3	6.7	0.1	0.5

Total Direct Claims	136.9	0.7	(0.7)	136.9	104.8	6.8	21.7	3.7

Affiliate Claims Direct	108.5	—	(0.0)	108.5	58.8	23.1	21.2	5.4
Affiliate Guarantee Claims	12.7	—	—	12.7	12.7	—	—	—
Third Party Guarantee Claims	69.1	0.0	(0.0)	69.2	69.2	—	—	—

Total Liabilities Subject to Compromise	327.3	0.7	(0.8)	327.3	245.5	29.8	42.9	9.1

Taxes Payable	0.2	—	(0.0)	0.2	0.4	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$329.6	$0.7	$(0.8)	$329.5	$247.9	$29.9	$42.7	$9.1

Allowed Claims	319.9	0.7	—	320.7	241.0	29.9	41.5	8.3
Estimated Unresolved Claims to be Allowed	9.6	—	(0.8)	8.8	6.8	0.0	1.2	0.7

Total Claims	$329.6	$0.7	$(0.8)	$329.5	$247.9	$29.9	$42.7	$9.1

Less : Claims Distributions and other reductions (1)				(134.7)	(85.9)	(23.7)	(17.7)	(7.4)
Post Petition Interest paid				(0.2)	—	—	—	(0.2)

Net Claim Liability at June 30, 2016				$194.6	$161.9	$6.2	$25.0	$1.5

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.

(2)	As part of the JPM Settlement, the JPM Derivative Claims of approximately $955 million resulted in (i) LBHI receiving allowed Class 4A Claims of $661 million in aggregate against LBSF, LBCC and LBCS in May 2016, (ii) LBCS receiving an allowed Class 4A Claim of $29.7 million against LBSF in May 2016, and (iii) a reduction in Liabilities Subject to Compromise at LBSF, LBCS and LBCC of approximately $264 million.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

(3)	Claims Distributions and other reductions and Post-Petition Interest paid include:

($ in billions)	Total Debtors	LBHI	LCPI	LBSF	Other Debtors

Claims Distributions and Post Petition Interest paid	$109.8	$71.4	$18.1	$13.8	$6.4
Other Reductions
Intercompany Funding Adjustments	7.9	—	4.1	3.0	0.8
Plan Adjustments	(0.6)	(2.7)	1.0	0.8	0.3
Assignment of Claims (a)	5.4	5.4	0.0	—	—
Third Party Guarantees Satisfied (b)	10.3	10.3	—	—	—
Freddie Mac Settlement	1.1	1.1	—	—	—
Convenience Claims and other	1.1	0.5	0.5	0.1	0.1

Total Claims Distributions and other reductions and Post Petition Interest paid	$134.9	$85.9	$23.7	$17.7	$7.6

(a)	Claims assigned by Non-Controlled Affiliates (primarily LBSN of $3.2 billion and LB UK Financing Limited of $2.1 billion), net of distributions, to LBHI in connection with settlement agreements with Non-Controlled Affiliates.

(b)	Allowed Guarantee claims (primarily Bankhaus $7.9 billion, LBCS $1.5 billion, LBF $0.4 billion, LOTC $0.2 billion and LBCC $0.2 billion), net of distributions, deemed satisfied as a result of distributions to creditors from the combination of the primary obligor and LBHI as the guarantor.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

As of June 30, 2016, Liabilities Subject to Compromise were estimated at approximately $192 billion, net of distributions and other reductions.

Through June 30, 2016, the Debtors have allowed approximately $320.7 billion in claims, and have remaining approximately $54.2 billion of unresolved filed claims, which are estimated to be allowed at $8.8 billion (including $560 million of post-petition interest recorded at certain Debtors). The Estimated Unresolved Claims to be Allowed decreased $0.8 billion as compared to March 31, 2016, primarily related to the allowance of derivative claims.

On June 30, 2015, the Bankruptcy Court extended the period within which the Plan Administrator may file objections to or motions to estimate the remaining asserted claims for an additional eighteen months to March 6, 2017.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Tenth Plan Distribution

On June 16, 2016, the Debtors made their tenth Plan distribution “D10” to creditors The Company distributed to creditors approximately $2.8 billion, of which approximately $2.0 billion was distributed on account of claims owned or formerly owned by third party creditors. The $2.0 billion includes approximately $96 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by LBHI on the D10 record date.

Distributions through June 16, 2016

Through D10, the Debtors have made distributions to creditors totaling $109.8 billion, of which $80.5 billion were payments on account of claims owned or formerly owned by third party creditors.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim.

As of June 30, 2016, LOTC has recorded an estimate of approximately $39 million for post-petition interest, net of (i) distributions to LBHI of approximately $147 million on claims that were purchased by LBHI from third party creditors for post-petition interest, and (ii) $11 million for Plan Adjustments. The $39 million excludes estimates for post-petition interest on affiliate claims and claims assigned to LBHI through the Lehman Brothers Finance S.A. (“LBF”) Settlement in March 2013 [refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information]. LOTC has not recorded an estimate for post-petition interest payable to Debtor-Controlled Entities, as effectively all remaining cash at LOTC (after all allowed claims have been satisfied in full) flows to LBHI in the form of payment on post-petition interest and/or an equity distribution.

LBCC has recorded an estimate of $299 million for post-petition interest for both third party and affiliate claims (after all allowed claims have been satisfied in full). This amount is based on the Post-D9 Cash Flow Estimates and includes amounts that will be paid related to Plan Adjustments.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 13 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any potential recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Previous litigation actions with significant updates since March 31, 2016

GreenPoint Mortgage Funding Trust 2006-HE1 Litigation

On May 27, 2016, LBHI and SASCO (collectively, “Lehman”) made a motion for entry of an order disallowing Proof of Claim No. 66099 or, in the alternative, estimating it at $0 for reserve purposes (the “Disallowance Motion”).

On June 27, 2016, the Bankruptcy Court entered an Order Granting Debtor’s Motion to Disallow and Expunge Certain RMBS Claims and Release Certain Related Claims Reserves (the “Expungement Order”) in Lehman’s bankruptcy proceedings. Pursuant to the Expungement Order, Proofs of Claim Nos. 20586 and 20587—which had been filed by U.S. Bank and asserted claims against LBHI and SASCO pertaining to GreenPoint Mortgage Funding Trust 2006-HE1 (the “Trust”), among other trusts—were disallowed and expunged.

On July 11, 2016, U.S. Bank, among others, filed a Notice of Appeal and Statement of Election regarding the Expungement Order (the “Notice of Appeal”) in Lehman’s bankruptcy proceedings.

On July 22, 2016, Lehman informed the Court that Lehman and Syncora Guarantee Inc. (“Syncora”)—which had filed Proof of Claim No. 66099—had reached an agreement in principle to settle their disputes concerning the “Trust. Lehman informed the Court that the terms of this agreement in principle include the reduction of Proof of Claim No. 66099 and its allowance as an LBHI Class 7 Allowed Claim in the amount of $37 million.

On July 22, 2016, Lehman also informed the Court that Lehman and U.S. Bank, N.A., are in the process of negotiating a settlement agreement and related documents pertaining to the Trust.

On August 8, 2016, Lehman removed the Disallowance Motion—which had been scheduled for argument on August 16, 2016—from the Court’s calendar.

On August 25, 2016, Lehman and U.S. Bank—in certain specified capacities—entered into a settlement agreement (the “U.S. Bank Settlement Agreement”). The U.S. Bank Settlement Agreement shall become effective automatically upon the date that a Bankruptcy Court order approving it becomes final and non-appealable. At that time, the parties will release one another from any and all claims (except as described below) pertaining to the Trust or the GreenPoint Mortgage Funding Trust 2006-HE1 residential mortgage-backed securitization. The parties are not releasing any claims they may have to enforce the terms of the U.S. Bank Settlement Agreement. Furthermore, U.S. Bank is not releasing Lehman from any existing obligation it may have under certain contracts to provide or procure documents needed to cure certain loan document defects (to the extent such defects exist), though U.S. Bank is expressly releasing Lehman from (i) any obligation to repurchase any loan deposited with the Trust for any reason and (ii) any past, present, or future claim for monetary damages based on Lehman’s failure to cure document defects or repurchase any loan deposited with the Trust. Within seven business days of the U.S. Bank Settlement Agreement’s effective date, U.S. Bank shall withdraw Proofs of Claim Nos. 20586, 20587, 27161, and 30872 to the extent they assert claims pertaining to the Trust. U.S. Bank also shall not appeal the Expungement Order to the extent it concerns those portions of Proofs of Claim Nos. 20586 and 20587 pertaining to the Trust. Lehman, for its part, shall discontinue the GreenPoint Mortgage Funding Trust 2006-HE1 Litigation (Adversary Proceeding 15-01112) within seven business days of the effective date of the U.S. Bank Settlement Agreement. For a certain period of time, Lehman shall also reasonably cooperate with U.S. Bank’s prosecution of its claims and assertion of its defenses in U.S. Bank, N.A. v. GreenPoint Mortgage Funding, Inc., No. 600352/2009 (Sup. Ct. N.Y. Cty.).

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Previous litigation actions with significant updates since March 31, 2016 (continued)

On August 25, 2016, Lehman and Syncora also entered into a settlement agreement (the “Syncora Settlement Agreement”). The Syncora Settlement Agreement does not require Bankruptcy Court approval, but shall only become effective upon the date that a Bankruptcy Court order approving the U.S. Bank Settlement Agreement becomes final and non-appealable (unless Lehman waives this condition). Upon the effective date of the Syncora Settlement Agreement, Proof of Claim No. 66099 shall be reduced and allowed as an LBHI Class 7 Allowed Claim (as defined in the Order Confirming Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and Its Affiliated Debtors, entered in Lehman’s bankruptcy proceedings on December 6, 2011) in the amount of $37 million (the “Allowed Syncora Claim”). LBHI shall also assign to Syncora any right it may have to indemnification from GreenPoint Mortgage Funding, Inc. arising out of the Allowed Syncora Claim (the “Assigned Claim”). Upon the effective date of the Syncora Settlement Agreement, Lehman, Syncora, and certain related parties shall release one another from any and all claims pertaining to the Trust or the GreenPoint Mortgage Funding Trust 2006-HE1 securitization. Pursuant to the terms of the Syncora Settlement Agreement, Syncora shall reimburse Lehman for certain costs it incurs cooperating with U.S. Bank’s prosecution of its claims and assertion of its defenses in U.S. Bank, N.A. v. GreenPoint Mortgage Funding, Inc., No. 600352/2009 (Sup. Ct. N.Y. Cty.). Syncora shall also indemnify Lehman for certain of its losses arising out of or relating to the Assigned Claim and any attempt by Syncora to exercise any right that Syncora takes the position was assigned to it pursuant to the Syncora Settlement Agreement. Within seven business days of the effective date of the Syncora Settlement Agreement, Lehman shall discontinue the GreenPoint Mortgage Funding Trust 2006-HE1 Litigation (Adversary Proceeding 15-01112) and Lehman Brothers Holdings Inc. v. Syncora Guarantee Inc. (In re Lehman Brothers Holdings Inc., et al.), 13-AP-01341 (Bankr. S.D.N.Y.).

On August 26, 2016, Lehman made a motion for entry of an order approving the U.S. Bank Settlement Agreement.

Refer to the filed Balance Sheet as of March 31, 2016 for previous disclosure.

Daiwa Litigation

On August 16, 2016 LBHI as Administrator for LBSF finalized a settlement with Daiwa Securities Capital Markets Co. Ltd. The action has now been dismissed and Daiwa agreed to expunge its claim. Refer to the filed Balance Sheets as of December 31, 2015 for previous disclosure.

HSBC Litigation

On September 8, 2016, LBHI, LBSF and LBCC finalized agreements with HSBC Bank PLC, HSBC Bank USA National Association, HSBC France, and the Hongkong and Shanghai Banking Corporation Limited (“collectively HSBC”) terminating the litigation commenced in December, 2015 and resolving all HSBC claims. Refer to the filed Balance Sheets as of December 31, 2015 for previous disclosure.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 13 – Legal Proceedings (continued)

Previous litigation actions with no significant updates since March 31, 2016

•	Republic of Italy—Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure

•	Credit Suisse Group AG—Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure

•	Massachusetts Department of Transportation—Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Ballyrock Litigation—Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure

•	Citigroup Litigation—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Merrill Lynch Capital Services—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Mortgage Sellers—Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Federal Home Loan Bank of New York (FHLB-NY)—Refer to the filed Balance Sheets as of June 30, 2015 for previous disclosure

•	LBIE Sub-Debt Waterfall Application—Refer to the filed Balance Sheets as of October 1, 2015 for previous disclosure

•	Indemnification Claims Against Loan Sellers Arising from Allowance of Claims in Favor of Fannie Mae and Freddie Mac—Refer to the filed Balance Sheets as of December 31, 2015 for previous disclosure.

•	LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”)—Refer to the filed Balance Sheets as of March 31, 2016 for previous disclosure.

•	SPV Avoidance Actions—Refer to the filed Balance Sheets as of March 31, 2016 for previous disclosure.
•	Federal Home Loan Bank of Cincinnati (“FHLB Cin”)—Refer to the filed Balance Sheets as of March 31, 2016 for previous disclosure.

•	Federal Tax Litigation - Stock Loan—Refer to the filed Balance Sheets as of March 31, 2016 for previous disclosure.

•	RMBS Trustees—Refer to the filed Balance Sheets as of March 31, 2016 for previous disclosure.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Note 14 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Subsequent Event

On September 15, 2016, LBHI received a $335 million income tax refund related to the 1997-2010 IRS audit periods, which does not reflect (i) resolution of certain computational issues, and (ii) final resolution of the Stock Loan litigation issue (see Second Circuit filing, Docket No.118 in Case Number 15-2152). This refund will be allocated amongst Debtors and Debtor-Controlled Entities, as shown below, on an estimated recovery basis pursuant to the DAA, and will result in a reduction to the Taxes Payable amounts in the next Quarterly Financial Report.

$ in millions

LBHI	$212
LBSF	66
LB UK Holdings Delaware	34
Other	23

Total	$335

Quarterly Financial Report as of June 30, 2016 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities
Balance Sheets As of June 30, 2016

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company

Assets
Cash and short-term investments	$193	$32	$2	$6	$7	$120	$168	$90	$—	$10	$629	$383	$1,012
Cash and short-term investments pledged or restricted	3,448	984	100	67	0	0	0	1	—	148	4,749	37	4,786

Financial instruments and other inventory positions:
Commercial Real Estate	34	0	—	—	—	—	—	124	—	—	158	178	336
Loans and Residential Real Estate	61	—	—	—	—	—	—	76	—	—	137	31	168
Principal investments	0	—	—	—	—	—	—	3	—	—	3	823	826
Derivative Receivables and Related Assets	—	133	—	—	0	—	—	—	—	—	133	1	133

Total Financial instruments and other inventory positions	96	133	—	—	0	—	—	202	—	—	431	1,032	1,463

Subrogated Receivables from Affiliates and Third Parties	40	—	—	—	—	—	—	—	—	—	40	—	40

Receivables from Debtors and Debtor-Controlled Entities and other assets	647	364	0	242	552	115	0	307	0	3	2,229	580	2,809

Investments in Affiliates	(27,526)	245	—	—	—	—	—	337	—	(256)	(27,201)	(21,928)	(49,129)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	28,408	505	314	15	0	—	1	4,903	0	251	34,396	4,060	38,457
Non-Controlled Affiliates	18,987	1,204	124	226	—	—	—	136	—	17	20,694	1,157	21,851

Total Due from Affiliates	47,394	1,709	438	242	0	—	1	5,039	0	268	55,091	5,218	60,308

Total Assets	$24,292	$3,466	$540	$556	$559	$235	$170	$5,977	$0	$174	$35,968	$(14,679)	$21,289

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1,674	$10	$0	$0	$0	$0	$0	$395	$0	$9	$2,089	$545	$2,635

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	0	—	—	0	12,040	12,040
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	466	466

Total Due to Affiliates	—	—	—	—	—	—	—	0	—	—	0	12,506	12,506

Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	361	(188)	(22)	(6)	37	(13)	1	25	—	(2)	193	82	275
Liabilities Subject to Compromise	159,613	25,152	318	328	41	0	1	6,134	171	630	192,389	0	192,389

Total Liabilities	163,684	24,974	297	322	79	(12)	2	6,554	171	637	196,707	13,133	209,840

Stockholders’ Equity	(139,392)	(21,508)	243	234	480	248	168	(577)	(171)	(463)	(160,738)	(27,813)	(188,551)

Total Liabilities and Stockholders’ Equity	$24,292	$3,466	$540	$556	$559	$235	$170	$5,977	$0	$174	$35,968	$(14,679)	$21,289

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 34.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 35.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2016 (Certain Other Debtors)

(Unaudited)

($ in millions)	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	BNC Mortgage LLC 09-10137	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$0	$—	$(1)	$11	$0	$10
Cash and short-term investments pledged or restricted	142	—	2	1	3	0	148

Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—

Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	0	1	—	3	—	—	3

Investments in Affiliates	—	—	(256)	—	—	—	(256)

Due from Affiliates:
Debtors and Debtor-Controlled Entities	149	—	73	—	1	27	251
Non-Controlled Affiliates	—	—	—	—	—	17	17

Total Due from Affiliates	149	—	73	—	1	44	268

Total Assets	$291	$1	$(181)	$3	$16	$45	$174

Liabilities and Stockholders’ Equity
Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$4	$0	$2	$0	$3	$0	$9

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—
Taxes Payable	(2)	—	—	—	(0)	—	(2)
Liabilities Subject to Compromise	408	0	—	2	4	215	630

Total Liabilities	410	0	2	2	7	215	637

Stockholders’ Equity	(119)	0	(183)	1	9	(171)	(463)

Total Liabilities and Stockholders’ Equity	$291	$1	$(181)	$3	$16	$45	$174

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $ 500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2016 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$33	$6	$54	$85	$64	$0	$0	$5	$1	$135	$—	$383
Cash and short-term investments pledged or restricted	(0)	6	4	2	4	—	—	0	—	22	—	37

Financial instruments and other inventory positions:
Commercial Real Estate	(12)	32	—	—	136	(0)	(0)	20	—	2	—	178
Loans and Residential Real Estate	30	0	1	0	—	—	—	—	—	—	—	31
Principal investments	0	—	582	—	—	—	(0)	0	—	241	—	823
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	18	32	582	0	136	(0)	(0)	20	—	244	—	1,032

Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	222	0	35	69	—	11	67	0	—	288	(113)	580

Investments in Affiliates	(26,801)	1	0	9	—	(86)	60	(229)	—	(212)	5,330	(21,928)

Due from Affiliates:
Debtors and Debtor-Controlled Entities	3,236	—	544	—	—	176	62	637	—	563	(1,158)	4,060
Non-Controlled Affiliates	0	—	1	—	—	6	342	27	749	32	—	1,157

Total Due from Affiliates	3,236	—	545	—	—	182	404	663	749	596	(1,158)	5,218

Total Assets	$(23,292)	$45	$1,220	$165	$203	$108	$531	$460	$750	$1,072	$4,059	$(14,679)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1	$2	$304	$63	$1	$0	$1	$48	$—	$240	$(116)	$545

Due to Affiliates:
Debtor-Controlled Entities	3,037	—	3,127	71	—	841	204	3,106	1,005	1,807	(1,158)	12,040
Non-Controlled Affiliates	—	—	25	—	—	—	74	7	—	360	—	466

Total Due to Affiliates	3,037	—	3,151	71	—	841	278	3,114	1,005	2,167	(1,158)	12,506

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	57	—	5	—	—	10	(18)	27	—	—	—	82
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	3,095	2	3,461	134	1	851	261	3,188	1,005	2,407	(1,274)	13,133

Stockholders’ Equity	(26,388)	43	(2,241)	30	202	(743)	270	(2,728)	(256)	(1,335)	5,333	(27,813)

Total Liabilities and Stockholders’ Equity	$(23,292)	$45	$1,220	$165	$203	$108	$531	$460	$750	$1,072	$4,059	$(14,679)

See accompanying Notes to Balance Sheets

Note:	All values that are exactly zero are shown as “—”. Values between zero and $ 500,000 appear as “0”.
(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

IV. Accompanying Schedules

Commercial Real Estate – by Product Type (1)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
North America
Whole loans Senior	$0	$9	$9	$—	$—	$—	$9	$22
Equity	—	—	—	22	109	9	139	285
Real Estate Owned and Other	34	(6)	28	11	26	(10)	55	428

Subtotal	34	3	37	32	136	(1)	204	735
Europe
Whole loans B-notes/Mezzanine	—	71	71	—	—	—	71	168
Equity	—	49	49	—	—	11	60	176
Other	—	—	—	—	—	0	0	0

Subtotal	—	120	120	—	—	11	132	344

Total Commercial Real Estate	$34	$124	$158	$32	$136	$10	$336	$1,079

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 5 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $48 million that are not included in the schedule above.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Commercial Real Estate – By Property Type and Region (1)

$ in millions	North America	Europe	Total	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
Senior Whole Loans
Land/Other	$9	$—	$9	$22

Total Senior Whole Loans by Type	9	—	9	22

B-Note/Mezz Whole Loans
Office/Industrial	—	71	71	168

Total B-Notes/Mezz Whole Loans by Type	—	71	71	168

Equity
Hotel	—	11	11	72
Multi-family	0	—	0	—
Mixed-use	—	49	49	105
Condominium	68	—	68	234
Land/Other	72	—	72	51

Total Equity by Type	140	60	200	461

Real Estate Owned
Land	40	—	40	372
Other	15	0	15	56

Total Real Estate Owned by Type	55	0	55	429

Total Commercial Real Estate	$204	$132	$336	$1,079

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 5 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $48 million that are not included in the schedule above.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Loans (by Maturity Date) and Residential Real Estate (1)

$ in millions	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

		Notional (2)
2016	1	—	—	1
2017 and over	5	244	24	273

Subtotal Loans	6	244	24	274

Residential Real Estate (3)	183	0	38	221

Total Loans and Residential Real Estate	$189	$244	$62	$495

		Recovery Value
2016	1	—	—	1
2017 and over (4)	0	75	20	95

Subtotal Loans	1	75	20	96

Equity positions—Loans	32	1	1	33
Residential Real Estate	28	0	10	38

Total Loans and Residential Real Estate	$61	$76	$31	$168

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.

(3)	Cost information for mortgage backed securities (“MBS”) (RV $37.2 million / Cost $221.1 million) represents the initial Class Principal amount. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information is not included for legal claims, mortgage servicing rights and MBS with zero recovery value.

(4)	Includes approximately $75 million in LCPI related to defaulted securities with past maturity dates.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Private Equity / Principal Investments – by Legal Entity and Product Type

$ in millions	Total (1)	Assets held for the benefit of LCPI (3)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$0	$—	$0
Lehman Commercial Paper Inc.	303	(300)	3

Total Debtors	303	(300)	3

Debtor-Controlled:
LB I Group Inc. (2)	282	300	582
Other Debtor-Controlled	241	—	241

Total Debtor-Controlled	523	300	823

Total	$826	$—	$826

By Product Type
Private Equity / Diversified Funds	$600
Real Estate Funds	220
Other	6

Total	$826

Investments at cost (4)	$1,099
Unpaid Principal Balances (5)	$4

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.”

(3)	Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(4)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.

(5)	Represents the remaining outstanding principal balance on corporate loans.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Derivative Assets and Liabilities (1)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Total Debtors
Assets - Receivables, Net
Open	$—	$—	$71	$—	$—	$—	$—	$—	$—	$71
Terminated / Matured	—	—	32	—	—	—	—	—	—	32

Total	—	—	103	—	—	—	—	—	—	103

Other Derivative Related Assets (2)	—	—	30	—	0	—	—	—	—	30

Total Derivatives and Related Assets	$—	$—	$133	$—	$0	$—	$—	$—	$—	$133

# of Counterparty contracts
Open	—	—	67	—	—	—	—	—	—	67
Termed / Matured	—	—	229	2	—	5	1	—	2	239

Total	—	—	296	2	—	5	1	—	2	306

SPV Receivables (3)	$—	$—	$13	$—	$—	$—	$—	$—	$—	$13

Liabilities—Payables
Agreed (4)	$(22)	$(2)	$(20,170)	$(1,347)	$(494)	$(387)	$(39)	$(57)	$(77)	$(22,595)
Pending Resolution (5)	—	—	(1,429)	(40)	(0)	(26)	—	—	—	(1,495)

Total	$(22)	$(2)	$(21,599)	$(1,387)	$(494)	$(413)	$(39)	$(57)	$(77)	$(24,090)

# of Counterparty contracts	4	1	2,357	250	161	191	9	14	93	3,080

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.

(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.

(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.

(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Significant Restructurings, Settlements, Sales, Wind-down, or Liquidations

April 1, 2016 – June 30, 2016

$ in millions	Actual Cash Collected	Post-Ninth Distribution Cash Flow Estimates (1)	03/31/16 Balance Sheets Value (2)	Realized Gain / (Loss) Relative to Post-Ninth Distribution Cash Flow Estimate	Realized Gain / (Loss) Relative to 03/31/16 Balance Sheets Value
Loans and Residential Real Estate
Icopal	$50	$49	$49	$1	$1
Other Loans	10	9	9	1	1
Other Residential Real Estate	4	—	—	4	4

Total Loans and Residential Real Estate	$64	$58	$58	$6	$6

Private Equity / Principal Investments
Other Direct sales	$198	$207	$207	$(9)	$(9)
GP and LP Stakes in PE and Hedge Funds	40	40	40	—	—

Total Private Equity / Principal Investments	$239	$248	$248	$(9)	$(9)

Derivatives
JPM Settlement	$231	$231	$231	$—	$—
Other sales	85	9	9	76	76

Total Derivatives	$316	$240	$240	$76	$76

Real Estate
Other sales	$158	$167	$167	$(9)	$(10)

Total Real Estate	$158	$167	$167	$(9)	$(10)

Total Significant Monetizations	$776	$712	$713	$64	$63

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

Notes:

(1)	Represents estimated recoveries reflected in the Post Ninth Distribution Cash Flow Estimates for the asset.

(2)	Represents the recorded value reported on the prior period Balance Sheets (as of March 31, 2016) for the asset.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

V. Responses to Questions Submitted

The information included herein is derived from publicly filed documents and sources available to the Company.

The reader should refer to the respective documents referenced in connection with these responses. Capitalized terms used in the responses herein have the meanings ascribed to them in the respective documents. These responses are not provided for and should not be relied upon for investment guidance.

Post-Petition Interest

1.	QUESTION: Did Lehman Brothers Financial Products Inc. (“LBFP”) and Lehman Brothers Derivative Products Inc. (“LBDP”) make Distributions on account of post-petition interest for Allowed Claims that have been satisfied in full?

Response: As disclosed in the Notice Regarding Fourth Distribution [Docket No. 40225] and Notice Regarding Ninth Distribution [Docket No. 52347], LBFP and LBDP made Distributions on account of post-petition interest for Allowed Claims that have been satisfied in full of $36 million and $26 million, respectively.

JPM Settlement

2.	QUESTION: What claims against Lehman Brothers Holding Japan Inc. (“LBHJ”) and Lehman Brothers Finance S.A. (“LBF”) have been received by the Company as a result of the JPM Settlement (refer to the Quarterly Financial Report as of March 31, 2016, Docket No. 53409, for additional information on the JPM Settlement)?

Response: The Company received allowed gross claims against LBHJ and LBF of JPY 10.0 billion and CHF 99.3 million, respectively. The administrators of these two estates have made periodic distributions.

Quarterly Financial Report

3.	QUESTION: The Quarterly Financial Report as of March 31, 2016 [Docket No. 53409] reflects the reclassification of Debtor claims of $208 million related to SMF No. 1 Limited and StepStone Mortgage Funding Ltd from Due from Non-Controlled Affiliates to Due from Debtors and Debtor-Controlled Entitles. Does the amount of $208 million represent the gross amount of claims or the estimated recovery value on the claims?

Response: The $208 million represents the gross amount of claims.

Recovery From Non-Controlled Affiliates

4.	QUESTION: What is the Company’s estimated timing related to recovery from Non-Controlled Affiliates.

Response: The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon the local administrators achieving the following: (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of the estates. As such, the timing and amount of future recoveries from Non-Controlled Affiliates are uncertain.

Quarterly Financial Report as of June 30, 2016 (Unaudited)

Restricted Cash

5.	QUESTION: According to the March 31, 2016 Quarterly Financial Report [Docket No. 53409] the restricted cash balance of $4,992 million includes $72 million related to the Office of Foreign Asset Control (“OFAC”). When will this $72 million be released to creditors?

Response: The restricted cash balances related to OFAC is comprised of amounts that have not been distributed by the Company due to (i) pending legal issues between the creditor(s) and OFAC, or (ii) delay by the creditor(s) in filing the required OFAC form.

Guarantee Claim

6.	QUESTION: When is an LBHI Guarantee Claim deemed satisfied if the Guarantee Claim amount is different from the corresponding Primary Claim amount?

Response: Section 8.13 of the Plan (“Maximum Distribution”) provides that an (i) Allowed Claim that receives Distributions in the Allowed amount of such Claim or (ii) Allowed Guarantee Claim that receives Distributions that combined with Distributions or other consideration provided on the corresponding Primary Claim equal the Allowed amount of such Guarantee Claim (or such amount as may be agreed to by a holder and the Debtors) shall, in each case, be deemed satisfied in full as to such Allowed Claim or Allowed Guarantee Claim against the applicable Debtor. In no event shall (i) an Allowed Claim receive Distributions in excess of the Allowed amount of such Claim or (ii) an Allowed Guarantee Claim receive Distributions that combined with Distributions or other considerations provided on the corresponding Primary Claim are in excess of the Allowed amount of the Guarantee Claim.

The Company monitors payments on Allowed Guarantee Claims and corresponding Primary Claims to ensure that the Company does not make distributions in excess of Allowed Guarantee Claim amounts.

Plan Settlements

7.	QUESTION: Sections 1.85 and 1.91 of the Plan provide that the first $100 million of Distributions made to LBHI on account of its Allowed Affiliate Claim against LBSF and LCPI shall be automatically redistributed in accordance with Section 6.5(f) and Section 6.5(e), respectively, of the Plan. In addition, Sections 1.84 provides that the first $70 million that is recovered by LBSF in respect of Total Assets in excess of $14.156 billion shall be distributed to only holders of Allowed Claims in LBSF Class 4A and LBSF Class 5C in accordance with Section 6.5(d) of the Plan. Have the holders of Allowed Affiliate Claims in LCPI and LBSF received distributions of the entire $100 million and $170 million (“Plan Settlement Amounts”), respectively, in accordance with Section 6.5(d), (e) and (f) of the Plan?

Response: In accordance with Section 6.5(d), (e) and (f) of the Plan, Plan Settlement Amounts have been distributed to holders of Allowed Claims or reserved for disputed claims. In the case of LCPI, substantially all disputed claims have been allowed or resolved. As such, substantially the entire Plan Settlement Amount has been distributed to holders of Allowed Claims. In the case of LBSF, the majority of the Plan Settlement Amount has been distributed to holders of Allowed Claims, and the remaining balance has been reserved for disputed claims.